FREE WRITING PROSPECTUS Dated May 17, 2006	Filed Pursuant to Rule 433 Registration No. 333-132215 Registration No. 333-132215-01
$915.5MM TRIAD FINANCIAL AUTO TAROT 2006-B **FSA SURETY WRAP**
        CITI/ GS JOINT BOOKS; COMGRS: CSFB/DB/LEH

Class	S&P/Moodys	Size(mm)	AvL	LglFinal	Bench/ Spread	Coupon	Yield	$ Price
A1	A-1+/P-1	$167.000	0.21	06/12/07	IntL-1	5.143684	5.143684	100.000000
A2	AAA/Aaa	$257.000	0.95	11/12/09	EDSF+0	5.360000	5.426	99.995027
A3	AAA/Aaa	$327.500	2.29	08/12/11	IntSw+4	5.410000	5.473	99.996770
A4	AAA/Aaa	$164.000	3.59	11/12/12	IntSw+12	5.520000	5.588	99.987152
PRICED TO 1.7% ABS TO CALL
FIRST DISTRIBUTION DATE: 6/12
TRADE 5/17 SETTLE 5/25F

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.